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                                                                    Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND CONVERTIBLE PREFERRED STOCK DIVIDENDS
In thousands
                                                        1999      2000      2001           2002           2003           2003
Consolidated pretax income (loss) from continuing
  operations                                           18,371    20,873    (31,580)       (13,036)       (62,144)       (44,294)
Interest expense                                       29,947    34,027     40,084         43,595         53,843         36,267
Interest portion of rental expense                        492       765        633            595            738            738
                                                       ------    ------    -------        -------        -------        -------
     Earnings                                          48,810    55,665      9,137         31,154         (7,563)        (7,289)

Interest expense                                       29,947    34,027     40,084         43,595         53,843         36,267
Interest portion of rental expense                        492       765        633            595            738            738
                                                       ------    ------    -------        -------        -------        -------
     Fixed Charges                                     30,439    37,792     40,717         44,190         54,581         37,005

RATIO OF EARNINGS TO FIXED CHARGES                        1.60      1.60    (1)            (2)            (3)            (4)

(1) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges. We would need an additional $31,580,000 of earnings in order to cover our fixed charges.

(2) For the year ended December 31, 2002, earnings were inadequate to cover fixed charges. We would need an additional $13,036,000 of earnings in order to cover our fixed charges.

(3) For the year ended December 31, 2003, earnings were inadequate to cover fixed charges. We would need an additional $62,144,000 of earnings in order to cover our fixed charges.

(4) For the pro-forma year ended December 31, 2003, pro-forma earnings were inadequate to cover fixed charges. We would need an additional $44,294,000 of pro-forma earnings in order to cover our fixed charges.